Exhibit 10.4

EQUITY PARTICIPATION RIGHT AGREEMENT

This EQUITY PARTICIPATION RIGHT AGREEMENT (this “Agreement”) is entered into on February 13, 2023, by and among CENAQ Energy Corp. (“CENAQ” or the “Issuer”), Verde Clean Fuels OpCo, LLC (“OpCo”), and Cottonmouth Ventures LLC (“Cottonmouth”). The Issuer, OpCo and Cottonmouth are sometimes referred to herein individually as a “Party” or collectively as the “Parties”.

RECITALS

A. On August 12, 2022, the Issuer entered into that certain Business Combination Agreement (as may be amended or supplemented from time to time, the “Combination Agreement”), among CENAQ, OpCo, Bluescape Clean Fuels Holdings LLC, a Delaware limited liability company (“Bluescape Holdings”), Bluescape Clean Fuels Intermediate Holdings, LLC, a Delaware limited liability company (“Bluescape Intermediate”), and, for a limited purpose, CENAQ Sponsor LLC, a Delaware limited liability company, pursuant to which the parties to the Combination Agreement will undertake the transactions described therein (collectively, the “SPAC Transaction”).

B. On the date hereof, Cottonmouth and CENAQ have entered into that certain Subscription Agreement dated as of the date hereof (the “Subscription Agreement”) pursuant to which, in connection with the SPAC Transaction, Cottonmouth has agreed, subject to the terms and conditions of the Subscription Agreement, to subscribe for and purchase 2,000,000 shares of the Issuer’s Class A common stock in consideration of the payment of the Purchase Price (as defined in the Subscription Agreement) by or on behalf of Cottonmouth at or prior to the Closing Date (as defined in the Subscription Agreement).

C. To induce Cottonmouth to enter into the Subscription Agreement and as part of the consideration for Cottonmouth’s execution and delivery of the Subscription Agreement, the Parties have agreed to enter into this Agreement to set forth certain additional agreements between them.

AGREEMENT

In consideration of the mutual covenants, terms, conditions, and obligations contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Certain Definitions.

“Affiliate” means, with respect to any Person, a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person; provided, however, that none of Bluescape Energy Partners, any portfolio company or affiliated investment funds of Bluescape Energy Recapitalization and Restructuring Fund IV LP or any of their respective Affiliates shall be considered an “Affiliate” of any of the Verde Parties.

“AMI” means the Permian Basin area in west Texas and New Mexico, as shown on the map attached hereto as Annex A.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in the State of Texas are generally open for business.

“Cash Value” means the market value (expressed in dollars) of the applicable Project, based upon the amount that a willing buyer would pay a willing seller in an arms’ length transaction, with neither under compulsion to buy or sell, as applicable.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to exercise or determine the voting of more than 50% of the voting rights in a corporation, and, in the case of any other type of entity, the right to exercise or determine the voting of more than 50% of the equity securities having voting rights, or otherwise to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Existing Project” means the existing project being negotiated between the Issuer and Nacero and Global Cleantech Capital as of the date of this Agreement.

“Final Investment Decision” means a decision by the Parties to fully commit to proceeding with an applicable Project.

“Governmental Authority” means any federal, state, local, tribal, municipal, or other government; any governmental, regulatory or administrative agency, commission, body, or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal having or asserting jurisdiction.

“Legal Proceeding” means any proceeding, action, arbitration, audit, hearing, investigation, request for information, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Person” means any individual or entity (including a company, corporation, partnership, limited partnership, limited liability company, trust, estate, or Governmental Authority).

“Percentage Interest” means a percentage equal to a Party’s equity participation in a Project, which shall be 50% unless the Parties mutually agree otherwise (in each such Party’s sole discretion); provided, however, as set forth in Section 3(a)(i), Cottonmouth’s Percentage Interest in a Project shall be set forth in the Notice and shall not be less than 50% or more than 65%, unless the Parties mutually agree otherwise.

“Project” means any facility (or project to construct and/or install any facility) that does, will, or is intended to convert natural gas into gasoline and/or liquid hydrocarbons that can be used as gasoline, other than the Existing Project.

“Subsidiary” with respect to any Person, means any Person Controlled directly or indirectly by that first Person.

“Verde Companies” means CENAQ, OpCo, and any Subsidiary of either or both of them.

2. Project Limitations. From the date of this Agreement until the termination of this Agreement (or the termination of this Section 2 pursuant to Section 5(b)), neither Cottonmouth and its Affiliates nor any Verde Company will directly or indirectly construct, install, own, operate, acquire, or acquire a material equity interest in, any Project in the AMI (or offer to any Person the opportunity to jointly pursue any Project in the AMI, or enter into any joint venture or arrangement (including any license arrangement) of any kind or character with respect to any Project in the AMI) without first fully complying with Section 3 with respect to such Project. For the avoidance of doubt, Cottonmouth and its Affiliates and any Verde Company may freely pursue any Project with respect to which a Notice (as defined below) specific to such Project has been delivered to OpCo or Cottonmouth, as applicable, pursuant to Section 3(a) and for which OpCo or Cottonmouth, as applicable, has failed to timely deliver an Exercise Notice (as defined below) before the end of the Election Period (as defined below); provided, however, that with respect to any Project for which Notice has been delivered and OpCo or Cottonmouth, as applicable, has failed to timely deliver an Exercise Notice before the end of the Election Period, if such Project shall have materially changed or if construction of such Project shall not have materially commenced within three years from the date of the original Notice, a new Notice pursuant to Section 3 of this Agreement shall be required.

3. Equity Participation Rights. Subject to the terms of this Agreement, (x) CENAQ and OpCo hereby grant to Cottonmouth the right to participate in 50% of the ownership of each Project with respect to which a Notice has been delivered and (y) Cottonmouth and its Affiliates hereby grant to CENAQ and OpCo the right to participate in up to 50% of the ownership of each Project with respect to which a Notice has been delivered, in each case as provided in this Section 3; provided, however, that for purposes of Section 2 and this Section 3, “Project” with respect to Cottonmouth and its Affiliates shall not include a passive investment made into a fund, or a minority (30% or less) investment in a non-controlled entity, that invests or may invest in a project or technology that may otherwise constitute a Project. For purposes of this Agreement, the Party granting the equity participation right is referred to as the “Offering Party” and the other Party to which the participation right is offered is referred to as the “Other Party”.

(a) Project Notice.

(i) (x) If and when (at any time and from time to time) any Verde Company has incurred a substantial amount of Costs (as defined herein) (which may be prior to incurring any significant third-party costs, including any pre-front end engineering and design (“FEED”) study or FEED study costs) (A) to develop, design, construct, install, or enter into any Project to be located within the AMI, or (B) to acquire any Project or a material equity interest in any Project located or to be located within the AMI, or (y) Cottonmouth has determined (A) to develop, design, construct, install, or enter into any Project to be located within the AMI, or (B) to acquire any Project or a material equity interest in any Project located to or to be located within the AMI, the Offering Party will deliver written notice (a “Notice”) to the Other Party of such occurrence (the date of the delivery of any such written notice, the “Notice Date”). Any Notice from a Verde Company shall also include the proposed Percentage Interest in the Project at which Cottonmouth may participate; provided, however, that such Percentage Interest shall not be less than 50% or more than 65%.

(ii) Any Notice under Section 3(a)(i)(A) from a Verde Company will include (A) a construction budget for the Project (the “Construction Budget”) determined in good faith by the Offering Party, (B) an estimate of the total amount of the capital expenditures actually incurred by the Offering Party as of the Notice Date for the development and design of such Project, including the design, permitting, licensing, financing costs, consulting (including independent engineers), preparation for pre-FEED and FEED studies, outside legal, and regulatory fees and out-of-pocket costs associated therewith (collectively, the “Costs”), and (C) an estimate of additional Costs that the Offering Party expects to incur between the Notice Date and the Notice Deadline (as defined herein) (the “Estimated Costs”), provided, however, that the Costs and Estimated Costs will not include (1) any corporate overhead of any Verde Company or any of their Affiliates other than such reasonable and documented time and expenses of employees and consultants of the Verde Companies related to such Project, (2) any costs relating to the issuance or sale to any third party of any equity interests in any Verde Company, or (3) any legal expenses of any Verde Company or any of its Affiliates incurred in connection with the negotiation of this Agreement.

(iii) Any Notice under Section 3(a)(i)(B) will include (A) drafts or final versions of any letter(s) of intent or agreement(s) for such acquisition, (B) if such letter(s) of intent or agreement(s) contemplate the acquisition by the Offering Party of assets other than those constituting such Project, the Offering Party’s good faith determination of the Cash Value of such Project and (C) to the extent applicable, any expected costs relating to the acquisition, including any costs relating to any required modifications of the Project.

(b) Exercise of Right to Participate. With respect to any Notice, the Other Party may exercise its participation right from and after the Notice Date and until 5:00 p.m., Midland, Texas time on the 60th calendar day (or, if not a Business Day, the next immediately following Business Day) following the Notice Date (such date, the “Notice Deadline”, and the period beginning on the Notice Date and ending at the Notice Deadline, the “Election Period”) by delivering written notice of such exercise to the Offering Party (the “Exercise Notice”) during the Election Period. If the Other Party has delivered an Exercise Notice, then the Other Party will reimburse the Offering Party for the Other Party’s Percentage Interest of the Costs incurred and paid by the Offering Party with respect to the Project through the Notice Deadline, as set forth in a certificate prepared in good faith by the Offering Party and delivered to the Other Party within five Business Days following the Notice Deadline. If the Verde Companies do not elect to participate in a Project proposed by Cottonmouth, then the Verde Companies shall license the Verde Proprietary Technology to Cottonmouth at then market rates.

(c) Final Investment Decision.

(i) Following the delivery of an Exercise Notice, the Parties shall use their commercially reasonable efforts to continue to pursue the development, construction, installation or acquisition of the applicable Project.

(ii) At any time prior to Final Investment Decision with respect to a Project for which an Exercise Notice has been delivered and not rescinded, either Party shall have the right to terminate its participation in such Project upon 30 days’ prior written notice to the other Party if such Party determines, in good faith, that its continued participation is commercially unreasonable or the Project is not commercially viable; provided, that the Party so terminating shall not then pursue such Project without fully complying with this Section 3 in connection therewith. To the extent that any Party determines to terminate its participation, the other Party may freely pursue the Project. In addition, to the extent that OpCo terminates its participation, then OpCo will license Cottonmouth the Verde Proprietary Technology for the applicable Project at then market rates.

(iii) Any Costs related to a Project incurred by either Party after the Notice Deadline and through Final Investment Decision shall be split in proportion to each Party’s Percentage Interest in the Project; provided, however, that if a Party determines to terminate its participation in a Project as set forth in clause (ii) above, then such Party shall not be obligated to reimburse the other Party for any Costs the other Party incurs following such termination.

(d) Formation of Joint Venture. If the Other Party has delivered an Exercise Notice with respect to a Project and does not rescind such Exercise Notice prior to the Notice Deadline, then promptly after the expiration of such Election Period, the Parties will work in good faith to form a Delaware limited liability company (each, a “Project Company”) that will develop, design, construct, install, own and operate such Project (or, in the case of a Project to be acquired, that will acquire, own and operate such Project), and enter into the governing documents relating to such entity, the terms of which will be substantially as set forth on Exhibit A attached hereto. For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, this Agreement does not transfer, convey or grant any right, title or interest, including any license or rights by implication, estoppel or otherwise, in or to any intellectual property right (including patents, trademarks, copyrights, or trade secrets), or any technology, process, data or information of the Verde Companies (the “Verde Proprietary Technology”). The date that such Project Company has been formed, its limited liability company agreement has been executed and delivered by Cottonmouth and OpCo or a wholly owned Subsidiary of OpCo (the “Verde Member”), and it has been capitalized in accordance with this Agreement is such Project Company’s “Formation Date”; provided, however, that in the case of a Project to be acquired, if such acquisition agreement includes the acquisition by the Offering Party of assets other than those constituting such Project, then the Formation Date for such Project Company will be the date of the closing of such acquisition.

(e) Determination of Initial Capital Contribution.

(i) Projects to be Constructed. For any Project Company that will construct, own and operate a Project that was the subject of a Notice delivered pursuant to Section 3(a)(i)(A) above:

(1) The Offering Party will contribute to the Project Company all right, title and interest in and to the Project, including all rights owned by any Offering Party necessary or appropriate in connection with the development, design, construction, installation, ownership, and operation of the Project (including, as applicable, the right to use any necessary or appropriate Verde Proprietary Technology); and

(2) To the extent that the Other Party has not already paid its Percentage Interest of the Costs related to the Project, the Other Party will contribute to the Project Company cash equal to (x) the Other Party’s Percentage Interest of the Costs estimated to have been incurred and paid by the Offering Party with respect to the Project through the Formation Date, as set forth in a certificate prepared in good faith by the Offering Party and delivered at least five Business Days before the Formation Date, less (y) any such Costs already paid by the Other Party.

(ii) Projects to be Acquired. For any Project Company that will acquire a Project pursuant to an agreement that will be entered into by the Offering Party, (A) the Offering Party will assign to such Project Company the right to acquire such Project under such agreement (and, if a Verde Company is the Offering Party, for no additional consideration, the Verde Company will contribute to such Project Company the right to use any Verde Proprietary Technology necessary or appropriate in connection with the ownership and operation of such Project); (B) each of Cottonmouth and the applicable Verde Company will contribute (i) its Percentage Interest of the purchase price payable at the closing of such acquisition or (ii) if such acquisition includes the acquisition by the Offering Party of assets other than those constituting such Project, its Percentage Interest of the Cash Value of such Project and (C) to the extent that the Other Party has not already paid its Percentage Interest of the Costs related to the Project, the Other Party will contribute cash equal to (x) the Other Party’s Percentage Interest of the Costs incurred and paid by the Offering Party with respect to the Project through the Formation Date, as set forth in. To the extent that the Other Party has not already paid its Percentage Interest of the Costs related to the Project, the Other Party will contribute to the Project Company cash equal to (x) the Other Party’s Percentage Interest of the Costs estimated to have been incurred and paid by the Offering Party with respect to the Project through the Formation Date, as set forth in a certificate prepared in good faith by the Offering Party and delivered at least five Business Days before the Formation Date, less (y) any Costs already paid by the Other Party.

(iii) Reserved.

(iv) Determination of Cash Value. For any Project covered by Section 3(d)(ii) above, the Cash Value of such Project will be the amount set forth on the Notice with respect to such Project unless prior to the Final Investment Decision with respect to such Project the Other Party has delivered a notice to the Offering Party stating that the Other Party does not agree with the Offering Party’s determination of such Cash Value. In such event, Cottonmouth and OpCo will have 15 days following the delivery of such notice within which to attempt in good faith to negotiate an agreed Cash Value of such Project. If Cottonmouth and OpCo reach agreement during such 15-day period, then the agreed amount will be the Cash Value for such Project. If no agreement has been reached by the end of such 15-day period, either Cottonmouth or OpCo will be entitled to refer the matter to an independent expert as provided below for determination of the Cash Value.

(1) For any decision referred to an independent expert under this Agreement, the Parties hereby agree that such decision will be conducted expeditiously by an expert reasonably selected mutually by Cottonmouth and OpCo. The fees and costs of the expert will be paid half by Cottonmouth and half by OpCo.

(2) The Party desiring an expert determination will give the other applicable Party written notice of the request for such determination. If such Parties are unable to agree upon an expert within 10 days after receipt of the written notice of request for an expert determination, then, upon the request of any of such Parties, the American Arbitration Association will appoint such expert, which will be a nationally recognized investment banking firm. The expert, once appointed, will have no ex parte communications with the Parties concerning the expert determination or the underlying dispute.

(3) All communications between any Party and the expert will be conducted in writing, with copies sent simultaneously to the other Party participating in the expert proceeding in the same manner, or at a meeting to which representatives of all Parties participating in the expert proceeding have been invited and of which such Parties have been provided at least five Business Days’ notice.

(4) Within five Business Days after the expert’s acceptance of its appointment, each of Cottonmouth and OpCo will provide the expert with its proposed Cash Value for the Project and the reasons therefor, accompanied by all relevant supporting information and data; provided, that the Offering Party’s proposed Cash Value must be that set forth in its original Notice with respect to the Project. Within 15 Business Days of receipt of the above-described materials and after receipt of any additional information or data as may be required by the expert, the expert will determine the Cash Value of the Project by selecting the submitted proposed Cash Value that the expert finds to most closely reflect the Cash Value of the Project. The expert must choose one of the two proposed Cash Values; it may not propose alternate positions and it may not award damages, interest or penalties to any Party. The expert’s decision will be final and binding on the Parties.

4. Preemptive Rights. For a period of five years from the date of this Agreement, if the Issuer proposes to offer or sell any new shares of the Issuer’s Class A common stock, preferred shares or any other equity-linked security to any Person (such new shares, the “New Securities”), the Issuer shall offer a pro rata portion of such New Securities to Cottonmouth in accordance with the following provisions:

(a) The Issuer shall give written notice (the “Preemptive Right Notice”) to Cottonmouth at least 10 Business Days in advance of the proposed sale of New Securities, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b) By notification to the Issuer within five Business Days after the Preemptive Right Notice is given (the “Preemptive Rights Election Period”), Cottonmouth may elect in writing (the “Preemptive Rights Exercise Notice”) to purchase or otherwise acquire, at the price and on the terms specified in the Preemptive Right Notice, up to that portion of such New Securities which equals the proportion that the number of shares of Class A common stock, preferred shares or equity-linked securities of the Issuer, as applicable, then held by Cottonmouth bears to the total number of shares of Class A common stock, preferred shares or equity-linked securities, as applicable, then issued and outstanding. If, at the termination of the Preemptive Rights Election Period, Cottonmouth has not exercised its rights under this Section 4 to purchase New Securities, Cottonmouth shall be deemed to have waived any and all of its rights under this Section 4 with respect to such offering of New Securities.

(c) The Issuer may, during the 90-day period following the expiration of the Preemptive Rights Election Period, offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons. If the Issuer does not enter into an agreement for the sale of the New Securities within such period, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to Cottonmouth in accordance with this Section 4.

(d) The provisions of this Section 4 shall not apply to issuances by the Issuer or any Subsidiary of the Issuer: (i) to the Issuer or any of its Subsidiaries; (ii) upon the exercise or conversion of any exchangeable, exercisable or convertible securities of the Issuer or any of its Subsidiaries; (iii) to officers, employees, directors, independent contractors or consultants of the Issuer or its Subsidiaries in connection with such Person’s employment, independent contractor or consulting arrangements with the Issuer or its Subsidiaries; (iv) in any business combination or acquisition transaction involving the Issuer or any of its Subsidiaries; (v) to financial institutions, commercial lenders, broker/finders, or any similar party, or their respective designees, in connection with the incurrence or guarantee of indebtedness by the Issuer or any of its Subsidiaries; or (vi) in connection with any stock split, stock dividend paid on a proportionate basis to all holders of the affected class of capital stock, recapitalization or similar transaction approved by the Issuer’s board of directors.

5. Term; Termination. The term of this Agreement will commence on the date hereof and continue until terminated by mutual written agreement of the Parties or otherwise terminated in accordance with this Section 5.

(a) Failure of SPAC Transaction. If the SPAC Transaction fails to close and the Combination Agreement is terminated, this Agreement shall automatically terminate.

(b) Term. If the SPAC Transaction closes, then this Agreement will automatically terminate on December 31, 2043 (the “Initial Term”) (other than the rights and obligations set forth in Section 4, which will terminate upon the fifth anniversary of the date of this Agreement, and the rights and obligations set forth in Sections 2 and 3, which will terminate as set forth at the end of this Section 5(b)); provided, however, that this Agreement shall be automatically extended for a period of 12 months (an “Extended Term”) at the end of the Initial Term and at the end of each Extended Term until written notice from any Party is delivered to the other Party, such notice to be delivered at least 30 days prior to the end of such period; provided further, that to the extent that on such date any Notice has been delivered hereunder for which the Election Period, the period prior to the Final Investment Decision, or the Formation Date remains pending, this Agreement will remain in force and effect solely with respect to such Notice and the related Project and Project Company until the Other Party fails to timely deliver its Exercise Notice, Cottonmouth or OpCo terminates its participation on or prior to Final Investment Decision, or the Formation Date with respect to such Project Company occurs, as applicable. Subject to the proviso immediately preceding this sentence, if (i) the Formation Date occurs with respect to a Project Company and (ii) the LLC Agreement for such Project Company contains provisions providing such Project Company with a continuing right to its Members’ Project opportunities in the AMI as contemplated by Exhibit A, then Sections 2 and 3 will terminate immediately following such Formation Date.

(c) Either Party shall have the right to terminate this Agreement upon written notice to the other Party if such other Party materially breaches this Agreement, and such breach, if capable of being remedied, is not remedied within 20 Business Days after specific written notice of such breach is given to the other Party.

(d) If any Person other than Diamondback Energy, Inc., becomes the owner, directly or indirectly, of securities of Cottonmouth representing 50% or more of the combined voting power of the Cottonmouth’s then outstanding securities, then CENAQ and OpCo shall have the right to automatically terminate this Agreement.

(e) No termination of this Agreement will impair or restrict the rights of any Party against the other with respect to matters occurring before the date of such termination.

6. Confidentiality. Cottonmouth will keep confidential, and cause its Affiliates and instruct its representatives to keep confidential, all information provided to it by the Verde Companies with regard to any Project hereunder, except (a) as required by applicable laws or any standards or rules of any stock exchange to which Cottonmouth or any of its Affiliates is subject, (b) for information that is available to the public on the date hereof or hereafter becomes available to the public other than as a result of a breach of this Section 6, and (c) to the extent that Cottonmouth must disclose the same in any Legal Proceeding brought by it to enforce or defend its rights under this Agreement, provided, however, that Cottonmouth shall be required to give advance notice to CENAQ and Opco prior to disclosing any such information pursuant to this Section 6(a). If the Formation Date occurs with respect to any Project, then this Section 6 will be superseded by the governing documents of the applicable Project Company with respect to information provided about such Project. In all other cases, the covenant set forth in this Section 6 will terminate with respect to information regarding a specific Project two years after the date this Agreement is terminated.

7. Representations and Warranties.

(a) Cottonmouth. In consideration of the covenants and agreements of CENAQ and OpCo set forth in this Agreement, Cottonmouth hereby represents and warrants to them as follows:

(i) Existence; Corporate Power. Cottonmouth is a limited liability company, duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation. Cottonmouth has all requisite limited liability company power to own, operate and lease its properties and to carry on its business as now conducted, and is duly licensed or qualified to do business and is in good standing in all jurisdictions in which the character of its properties and assets or the nature of its business requires it to be so licensed or qualified.

(ii) Authority. Cottonmouth has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Cottonmouth and constitutes the legal, valid and binding obligation of Cottonmouth, enforceable against Cottonmouth in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (either applied in a proceeding at law or in equity).

(iii) No Conflicts. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, does not and will not conflict with, result in a breach of, or constitute a default under, Cottonmouth’s organizational documents or violate any applicable law in any material respect.

(b) CENAQ and OpCo. CENAQ and OpCo jointly and severally hereby represent and warrant to Cottonmouth as follows:

(i) Existence; Corporate Power. CENAQ is a corporation, duly formed, validly existing and in good standing under the laws of the State of Delaware. OpCo is a limited liability company, duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation. CENAQ has all requisite corporate power to, and OpCo has all requisite limited liability company power to, own, operate and lease its properties and to carry on its business as now conducted, and is duly licensed or qualified to do business and is in good standing in all jurisdictions in which the character of its properties and assets or the nature of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified will not materially affect CENAQ’s or OpCo’s ability to consummate the transactions contemplated hereby.

(ii) Authority. Each of CENAQ and OpCo has full power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder. This Agreement has been duly and validly executed and delivered by each of CENAQ and OpCo and constitutes the legal, valid and binding obligation of each of them, enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (either applied in a proceeding at law or in equity).

(iii) No Conflicts. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, does not and will not conflict with, result in a breach of, or constitute a default under, the organizational documents of either CENAQ or OpCo or violate any applicable law in any material respect.

8. Information. During the Exercise Period and (if applicable) the period prior to the Final Investment Decision for any Project, Cottonmouth and OpCo will promptly provide all information reasonably requested by the other Party with respect to such Project, and will afford the other Party and such other Party’s officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives reasonable access during normal business hours (subject to reasonable requirements of safety and prior execution and – if applicable – delivery of a customary site access agreement reasonably acceptable to such other Party) and with reasonable notice, to (i) its personnel and properties, (ii) relevant contracts, commitments, books and records and (iii) any relevant report, schedule or other document filed or received by it pursuant to the requirements of applicable laws and with such additional accounting, financing, operating, environmental and other data and information regarding such Project as the other Party may reasonably request. In the event that Cottonmouth or OpCo fails to provide access in accordance with this Section 8(a), the Exercise Period with respect to such Project will be automatically extended on a day-for-day basis for each day that Cottonmouth or OpCo, as applicable, fails to provide such access.

9. Costs and Expenses. Except as otherwise provided for in this Agreement, each Party will be solely responsible for all costs, fees, and expenses incurred by such Party, including expenses of legal counsel, financial advisors, accountants, and other advisors of any kind, incurred in connection with pursuing, negotiating, executing, and performing this Agreement.

10. General.

(a) Entire Agreement; Modification; Waivers. This Agreement supersedes all prior discussions, communications, and agreements (whether oral or written) between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended or otherwise modified except by a written agreement executed by all Parties. Any failure by any Party to comply with any of its obligations or agreements herein may be waived by the Party to whom such compliance is owed by an instrument signed by such Party and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this Agreement will be deemed or constitute a waiver of, or consent to a change in, any other provision hereof (whether or not similar), nor will such waiver constitute a continuing waiver unless expressly provided.

(b) Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(c) Notices. All notices and other communications required or pursuant to this Agreement will be in writing to the address(es) specified under the applicable Party’s signature line below and will be given in accordance with this Section 10(c). Notices will be deemed to have been given when (a) delivered by hand (with written confirmation of receipt), (b) sent by electronic mail, if followed by an affirmative reply by email by the intended recipient that such email was received (which reply such intended recipient will be obligated to provide), or (c) if earlier, and whether or not actually received, (i) one Business Day after deposit with a recognized overnight courier service (such as Federal Express, UPS or DHL) for next Business Day delivery, with charges prepaid by or billed to the sender, or (ii) three Business Days after deposit in the United States mail, registered or certified mail, return receipt requested, postage prepaid by the sender. Any Party may change its address for receipt of notices pursuant to this Agreement by providing at least 10 days’ prior written notice of such change to the other Parties in the manner provided in this Section 10(c).

(d) Counterparts. This Agreement may be executed and delivered (including by facsimile or email transmission) in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

(e) Press Releases. No Party will make any press release or other public announcement in respect of this Agreement or the transactions contemplated by this Agreement without the consent of Cottonmouth (in the case of CENAQ or OpCo) or OpCo (in the case of Cottonmouth), which consent in either case will not be unreasonably withheld or delayed; provided, however, that the foregoing will not prevent any Party from (i) complying with disclosure requirements of Governmental Authorities (including applicable securities laws) or (ii) making public statements covering matters that have already previously been made public not in violation of this Agreement.

(f) Assignments. Other than an assignment by Cottonmouth of its rights and obligations hereunder to another wholly owned Subsidiary of Diamondback Energy, Inc., the rights and obligations of the Parties under this Agreement will not be assigned or otherwise transferred by any Party to any other Person without the prior written consent of the non-transferring Party. Any transfer or attempted transfer in violation of the foregoing will be deemed void ab initio.

(g) Governing Law. This Agreement and the legal relationship of the Parties with respect to the transactions contemplated by this Agreement will be governed by and construed and enforced in accordance with the laws of the State of Texas without regard to conflicts of laws principles.

(h) Jurisdiction; Venue; Service of Process; Waiver of Jury Trial. Any Legal Proceeding seeking a temporary or preliminary injunction to enforce any provision of, or based on any right arising out of or in any way relating to, this Agreement or the transactions contemplated by this Agreement must be brought in the federal or state courts located in Dallas, Texas, and each Party consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) for such limited purpose in any such Legal Proceeding and waives any objection to venue laid therein for such limited purpose. Process in any Legal Proceeding referred to in the preceding sentence may be served on any Party anywhere in the world. Each Party hereby voluntarily and irrevocably waives trial by jury in any litigation, action or other proceeding brought in connection with this Agreement.

(i) Specific Performance. Each Party hereby acknowledges and agrees that the rights of each Party with respect to the transactions contemplated hereby are special, unique and of extraordinary character and that, if either Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at law. If either Party violates or fails or refuses to perform any such covenant or agreement described in this Agreement, the non-breaching Party, in addition to any remedy at law for damages or other relief permitted under this Agreement, will be entitled to an injunction or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the necessity of proving actual damages or posting of a bond. The foregoing is in addition to any other remedy to which any Party is entitled at law, in equity or otherwise.

(j) Construction. The headings of Sections, Articles, Exhibits, and Schedules in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section,” “Article,” “Exhibit,” or “Schedule” refer to the corresponding Section, Article, Exhibit, or Schedule of this Agreement. Unless expressly provided to the contrary, the words “this Agreement,” “hereunder,” “hereof,” “herein,” “hereby” and words of similar import are references to this Agreement as a whole and not any particular Section, Article, Exhibit, Schedule, or other provision of this Agreement unless expressly so limited. The words “this section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. Each definition of a defined term herein will be equally applicable both to the singular and the plural forms of the term so defined. All words used in this Agreement will be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms and (in its various forms) means “including without limitation”. Unless the context otherwise requires, all references to a specific time will refer to Midland, Texas time. The word “or” will not be exclusive, but rather will be construed as meaning “and/or”. Any accounting term used in this Agreement will have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder will be computed, unless otherwise specifically provided herein, in accordance with GAAP. All references herein to “dollars” or “$” are to the lawful currency of the United States of America. All references herein to any period of days will mean the relevant number of calendar days unless otherwise specified. When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day.

11. This Agreement Does Not Create a Partnership. For the avoidance of doubt, with respect to any Project and any Project Company, no Party nor any of its representatives has the right nor the power to bind the other Party or any of its Affiliates to any contractual obligation whatsoever and neither Party nor any of its Affiliates will act, or hold itself out, as the agent, partner, joint venturer, employee, or representative of the other Party or any of its Affiliates. The execution and performance of the terms of this Agreement and any other course of dealing by the Parties and/or their representatives will not be deemed to create a joint venture, partnership, or other similar arrangement, or to create any fiduciary relationship between the Parties or any of their respective Affiliates, and the Parties (on behalf of themselves and their respective Affiliates) acknowledge and agree that, unless and until the final definitive written agreements between the Parties and/or their respective Affiliates with respect to any Project and any Project Company have been approved by each Party’s (or their Affiliates’, as applicable) executive management and/or board of directors, as required by each Party’s (or its Affiliates’, as applicable) internal policies and procedures, and has been executed and delivered by Cottonmouth and OpCo and/or their applicable Affiliates (“Final Agreements”), and then only to the extent of the specific terms of such Final Agreements, the Parties and their respective Affiliates do not intend to (a) form a joint venture, partnership or other similar arrangement, (b) create any fiduciary relationship between the Parties or any of their respective Affiliates, (c) except for the rights and obligations specifically agreed to herein, create any other legal rights or obligations with respect to each other or any of their respective Affiliates or (d) transfer, convey or grant any Verde Proprietary Technology. No conduct, communication or public press release between the Parties or any of their respective Affiliates (nor any conduct or communication or public press release of either Party or any of their respective Affiliates with a third party) will be interpreted or deemed as (i) creating such a relationship or intend to constitute an agreement, or (ii) a waiver of the requirement that each of the Final Agreements be executed and delivered by the Parties and/or their respective Affiliates to create such a relationship or intent to constitute an agreement, and any waiver of such requirement must be in a signed writing between the Parties and/or their respective Affiliates. FURTHERMORE, THE PARTIES (ON BEHALF OF THEMSELVES AND THEIR RESPECTIVE AFFILIATES) ACKNOWLEDGE AND AGREE THAT, UNLESS AND UNTIL FINAL AGREEMENTS BETWEEN THE PARTIES AND/OR THEIR RESPECTIVE AFFILIATES HAVE BEEN EXECUTED AND DELIVERED, AND THEN ONLY TO THE EXTENT OF THE SPECIFIC TERMS OF SUCH FINAL AGREEMENTS, EACH PARTY (ON BEHALF OF THEMSELVES AND ITS AFFILIATES) HEREBY WAIVES (A) ANY FIDUCIARY DUTY (WHETHER ARISING OUT OF STATUTE, COMMON LAW OR IN EQUITY) OWING TO SUCH PARTY OR ANY OF ITS AFFILIATES BY THE OTHER PARTY OR ANY OF ITS AFFILIATES, INCLUDING FIDUCIARY DUTIES ARISING OUT OF THE FORMATION OF ANY STATE LAW PARTNERSHIP BETWEEN THE PARTIES AND/OR ANY OF THEIR RESPECTIVE AFFILIATES, AND (B) ANY RIGHT TO ALLEGE THE FORMATION OF A PARTNERSHIP OR OTHER JOINT VENTURE BETWEEN THE PARTIES AND/OR ANY OF THEIR RESPECTIVE AFFILIATES. FURTHER, EACH PARTY (ON BEHALF OF ITSELF AND ITS AFFILIATES) HEREBY AFFIRMATIVELY COVENANTS NOT TO SUE THE OTHER PARTY OR ANY OF ITS AFFILIATES ALLEGING (1) THE FORMATION OF A PARTNERSHIP OR JOINT VENTURE OR (2) A BREACH OF A FIDUCIARY DUTY. WITHOUT LIMITATION OF THE GENERALITY OF THE FOREGOING, THE PARTIES EXPRESSLY DISAVOW THE FIVE FACTOR TEST FOR A PARTNERSHIP SET FORTH IN SECTION 152.052 OF THE TEXAS BUSINESS ORGANIZATIONS CODE AND THE “TOTALITY OF THE CIRCUMSTANCES” TEST AS SET FORTH IN INGRAM V. DEERE, 288 S.W.3D 886 (TEX. 2009).

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In WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives on and as of the date hereof.

COTTONMOUTH VENTURES LLC

By:	/s/ Kaes Van’t Hof
Name:	Kaes Van’t Hof
Title:	President

Address for Notices:

Cottonmouth Ventures LLC
500 West Texas, Suite 1200
Midland, Texas 79701
Attn: Kaes Van’t Hof

Copy to:

Diamondback Energy Inc.
500 West Texas, Suite 1200
Midland, Texas 79701
Attn: Matthew Zmigrosky

Equity Participation Right Agreement Signature Page

CENAQ ENERGY CORP.

By:	/s/ J. Russell Porter
Name:	J. Russell Porter
Title:	Chief Executive Officer

VERDE CLEAN FUELS OPCO, LLC

By:	/s/ J. Russell Porter
Name:	J. Russell Porter
Title:	Chief Executive Officer

Address for Notices (Applicable for both CENAQ and OpCo):

Verde Clean Fuels, Inc.
600 Travis Street, Suite 5050
Houston, Texas 77002
Attn: Ernie Miller

Copy to:

Bluescape Energy Partners
300 Crescent Court, Suite 1860
Dallas, Texas 75201
Attn: Jonathan Siegler

Equity Participation Right Agreement Signature Page

Exhibit A

joint venture TERMs overview

The following is an overview of the material terms and conditions contemplated to be contained in the governing documents of any Project Company, to the extent the Formation Date occurs with respect thereto.

Overview

The Project Company will be a Delaware limited liability company, owned 50% by Cottonmouth and 50% by OpCo or a wholly owned Subsidiary of OpCo (in such capacity, the “Members”). On the Formation Date, OpCo and the Project Company will enter into an operating agreement (the “Operating Agreement”) pursuant to which OpCo will operate the Project Company and the Project and, if applicable, a construction management agreement (the “Construction Agreement”) pursuant to which OpCo will construct / manage the construction of the Project.

The business of the Project Company will be to design, develop, construct, install, own, and operate the Project.

The Project Company will be governed pursuant to a limited liability company agreement (the “LLC Agreement”) containing terms and provisions substantially consistent with those set forth in this Exhibit.

During the Election Period with respect to a Project and thereafter, OpCo and Cottonmouth will each use their respective good faith efforts to fully negotiate and agree upon the LLC Agreement, Operating Agreement and (if applicable) Construction Agreement for the applicable Project as soon as reasonably practicable.

OpCo Technology

This Agreement does not transfer, convey or grant any right, title or interest, including any license or rights by implication, estoppel or otherwise, in or to any intellectual property right (including patents, trademarks, copyrights, or trade secrets), or any technology, process, data or information of the Verde Companies. On the Formation Date, the applicable Verde Companies will contribute (via license or otherwise) to the Project Company, as part of its initial capital contribution, the applicable Verde Proprietary Technology for no additional consideration.

Initial Capital Contributions

On the Formation Date, the initial capital contributions will be as set forth in Section 3(e).

If the amount of the Other Party’s initial capital contribution was determined pursuant to Section 3(d)(i) or (ii), then within 30 days after the Formation Date, the Offering Party will deliver to the Other Party a final good faith statement setting forth its final calculation of the amount the Other Party should have contributed on the Formation Date, and the Other Party will have customary rights with respect to verifying or disputing the amount on such statement. Subject to any such dispute, the Members will promptly true-up the Other Party’s initial capital contribution in accordance with such statement.

Subsequent Capital Contributions

If all Costs incurred in connection with the development, design, construction and installation of the Project have not been paid by the Formation Date, each Member will contribute its Percentage Interest of such unpaid Costs when and as called in accordance with the Construction Agreement, with no additional Member approvals required as long as such amounts are within the budget set forth in the Construction Agreement.

Amounts reasonably necessary to pay for expenditures incurred from time to time in responding to any emergency (“Emergency Expenditures”) or in complying with any upgrade required by law, to comply with any contract, or to ensure the integrity of the Project (“Required Upgrades”) will be contributed in accordance with the Member’s Percentage Interest when and as called in accordance with the Construction Agreement or Operating Agreement.

After the construction and installation of the Project is completed, any additional capital contributions to the Project Company, other than Emergency Expenditures or Required Upgrades, will require approval by the Members.

Subject to customary notice and cure periods, a Member’s failure to make a required capital contribution (in addition to other agreed upon rights and remedies of such non-defaulting Member), would result in the right of each non-defaulting Member to advance its pro rata share of the delinquent amount on behalf of the defaulting Member and dilute the defaulting Member’s membership interest percentage accordingly.

Governance

The business and affairs of the Company would be managed solely by a committee of representatives of the Members (the “Management Committee”). Decisions of the Management Committee (including, among other items, approval of any related party transactions) generally would require unanimous consent.

Except to the extent that matters are explicitly delegated to the operator under the Operating Agreement or to the construction manager under the Construction Agreement, all decisions regarding the ownership and operation of the Project Company’s business and assets will be made by the Management Committee.

The LLC Agreement will include an initial budget for the Project Company, and thereafter the operator will annually prepare an annual budget for approval by the Management Committee. If the Management Committee does not approve the budget for the upcoming year, the budget for that year will be a “default budget” consisting of the previous year’s budget subject to a CPI adjustment.

Project Opportunities	Each Member will be required to first offer any Project opportunity in the AMI to the Project Company before it or any of its Affiliates may pursue such opportunity.
Information Rights	Each Member will have customary information and audit rights regarding the Project Company and its business.
Transfer Restrictions

Each Member’s membership interest in the Project Company will be subject to transfer restrictions, including:

● A right of first refusal in favor of the other Member;

● A requirement to transfer all of the Member’s interest in any permitted transfer; and

● Other customary restrictions on transfer

In addition, the Member that is the operator will only be permitted to transfer its membership interest to a replacement operator that is reasonably acceptable to the non-transferring Member. A Member would be permitted to transfer its entire Member interest to an Affiliate, subject to appropriate credit support.

Competition

Except as set forth in “Project Opportunities” above, the LLC Agreement of the Project Company will contain a full waiver of fiduciary duties and include corporate opportunity waivers with respect to the Members and their Affiliates, as well as Bluescape Energy Partners and its Affiliates.

Tax	The Project Company will be an organization classified as a partnership for purposes of United States federal income tax principles.

Operating Agreement

The Operating Agreement will contain customary terms and conditions for an operating agreement of this nature, including the following:

The operator would be paid a monthly operating fee, escalated annually by the applicable index, and would also be reimbursed for all of its actual reasonable and documented costs incurred for “direct bill items,” including (for items performed by the operator or its affiliates) regulatory/compliance, operation, maintenance and inspection, employee compensation and an appropriate employee burden charge. The operating fee would first become payable upon the commissioning of the Project. The operating fee would be reasonably increased in the event that obligations required of the operator were expanded in the future (e.g., in connection with a business expansion or increased regulatory burden).

The operator would be obligated to provide sufficient information to allow the Members to comply with applicable law, SEC regulations and GAAP reporting requirements (including quarterly financial information and budgets, planning, financial, tax and operating reports). Audited financial statements would be prepared annually at the expense of the operator (which would be a reimbursable cost).

The operator would be indemnified by the Project Company and released from claims relating to the operation of the Project Company and its business, including claims arising from the negligence of the operator and its Affiliates, except to the extent of any indemnified person’s bad faith, gross negligence, willful misconduct, and similar matters.

Construction Management Agreement

If applicable, the Construction Agreement will contain customary terms and conditions for a construction agreement of this nature, including the following:

The construction manager would be paid a monthly fee, escalated annually by the applicable index, and would also be reimbursed for all of its actual reasonable and documented costs incurred for “direct bill items,” including (for items performed by the construction manager or its affiliates) regulatory/compliance, inspection, employee compensation and an appropriate employee burden charge, all subject to the budget. The monthly fee would continue to be paid until the Project is in service.

Revisions to the budget for the construction of the Project would require approval by the Management Committee.

The construction manager would be indemnified by the Project Company and released from claims relating to the development, design, construction, and installation of the Project, including claims arising from the negligence of the construction manager and its Affiliates, except to the extent of any indemnified person’s bad faith, gross negligence, willful misconduct, and similar matters.

Annex A